BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS
HELD ON JULY 20, 2018

1.            Date, Time and Place: Meeting held on July 20, 2018, at 9:00 a.m., at Grand Hyatt São Paulo Hotel, located at Av. das Nações Unidas, No. 13.301, City and State of São Paulo.

2.            Summons and Presence: Summons duly held pursuant to Article 21 of the Bylaws of BRF S.A. (“Company”), with the presence of the totality of the members of the Board of Directors: Mr. Pedro Pullen Parente (“Mr. Pedro Parente”), Mr. Augusto Marques da Cruz Filho (“Mr. Augusto Cruz”), Mr. Dan Ioschpe (“Mr. Dan Ioschpe”), Mrs. Flávia Buarque de Almeida (“Mrs. Flávia Almeida”), Mr. Francisco Petros Oliveira Lima Papathanasiadis (“Mr. Francisco Petros”), Mr. José Luiz Osório (“Mr. José Osório”), Mr. Luiz Fernando Furlan (“Mr. Luiz Furlan”), Mr. Roberto Antonio Mendes (“Mr. Roberto Mendes”), Mr. Roberto Rodrigues (“Mr. Roberto Rodrigues”) and Mr. Walter Malieni Jr. (“Mr. Walter Malieni”).

3.            Presiding Board: Chairman: Pedro Pullen Parente. Secretary: Cristiana Rebelo Wiener.

4.            Agenda: (i) Proposal of Refinancing of Banco do Brasil; and (ii) Update on Structure and Election of Vice-President of Operations.

5.            Resolutions: The members approved, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following matter was discussed and the following resolutions were taken:

5.1.       Proposal of Refinancing of Banco do Brasil. The totality of the present members of the Board of Directors, registering the abstention of Mr. Walter Malieni, voted favorably for the refinancing of the Company’s current credit facilities obtained with Banco do Brasil. The total amount involved in such transaction is of up to R$3,225,000,000.00 (three billion and two hundred and twenty five million Brazilian reais) and provides the rollover/new fundraisings to up to three year terms.

5.2.       Update on Structure and Election of Vice-President of Operations. The members of the Board of Directors also acknowledged the resignation of Mr. Alexandre Moreira Martins de Almeida to the statutory position of Vice-President Officer of the Company. Mr. Alexandre Almeida will remain in office until July 31, 2018.

Extract of the Minutes of the Ordinary Meeting of the Board of Directors of BRF S.A. held on July 20, 2018.

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS
HELD ON JULY 20, 2018

Additionally, the totality of members of the Board of Directors voted favorably for the election of Mr. Vinícius Guimarães Barbosa, brazilian citizen, married, engineer, enrolled at CPF/MF under No. 956.931.817-15 and bearer of Identity Card RG No. 7670668-8 IFP, with address, including for the purposes of the provisions of §2 of Article 149 of Law 6,404/76 of December 15, 1976, in the City of São Paulo, State of São Paulo, at Rua Hungria, nº 1400, 5th floor, Jardim Europa, to the position of Vice-President of Operations, to take office on August 01, 2018, with a term of office of two years.

The officer hereby elected shall take office upon execution (i) of the respective instrument of investiture to be drawn up in the appropriate book, pursuant to art. 149 of Law No. 6,404, as amended; (ii) the declaration referred to in Instruction No. 367 of May 29, 2002 issued by the Brazilian Securities and Exchange Commission; and (iii) the Instrument of Consent to the Novo Mercado Regulations of B3 S.A. - Brasil, Bolsa, Balcão.

Furthermore, Mr. Vinícius Guimarães Barbosa declares, under penalty of law, that he is not prevented from exercising management of the Company, by special law, or due to criminal conviction, or because he is under the effects of such, under a penalty that prohibits, even temporarily, access to public office, or for the crime of malfeasance, bribery, embezzlement, or crimes against the national financial system, against competition defense standards, against consumer relations, public faith or property.

6.            Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company’s head office.

Extract of the Minutes of the Ordinary Meeting of the Board of Directors of BRF S.A. held on July 20, 2018.

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS
HELD ON JULY 20, 2018

7.            Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book No. 6, pages 60 to 62, of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, July 20, 2018.

Cristiana Rebelo Wiener Secretary

Extract of the Minutes of the Ordinary Meeting of the Board of Directors of BRF S.A. held on July 20, 2018.